UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 15, 2006
Date of Report (Date of earliest event reported)

PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-21287 (Commission File Number)	95-3732595 (IRS Employer Identification Number)
2381 Rosecrans Avenue
El Segundo, CA 90245
(Address of principal executive offices) (Zip Code)
(310) 536-0908
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.02. Termination of a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 99.1

Item 1.02. Termination of a Material Definitive Agreement.
On March 30, 2006, Peerless Systems Corporation (“Peerless”) announced that it had entered into a Development Agreement, dated March 27, 2006 (the “Agreement”) with PMC Sierra Corporation (“PMC”) whereby Peerless was to provide intellectual property (IP), design and development services for an advanced System-on-Chip (“SoC”) device.
On June 15, 2006, PMC gave Peerless notice that PMC was electing to terminate the Agreement effective as of June 15, 2006. The Agreement provides that PMC may terminate the Agreement without payment of any cancellation fees if such termination takes place within a defined period of time intended to allow the parties to determine the feasibility of the development project (the “Feasibility Period”), which Feasibility Period was extended by mutual consent until June 22, 2006. There are no fees owed to Peerless or by Peerless as a result of the termination.
Peerless reported that the termination of the development agreement represents a reduction of $200,000 to $300,000 in forecasted service revenue for the current fiscal quarter ending July 31, 2006, and a reduction of $1.5 million in forecasted service revenue in the current fiscal year ending January 31, 2007, as represented in Peerless’ previously issued financial guidance. Any additional adjustments to previous guidance, if required, would be addressed in a future announcement.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1 Peerless Systems Corporation press release dated _June 19, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS SYSTEMS CORPORATION
Date: June 19, 2006	By:	/s/ John V. Rigali
		Name:	John V. Rigali
		Title:	Vice President, Finance, Chief Financial Officer

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